Exhibit 10.11

EXECUTION COPY

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated as of June 19, 2006, between CDRS Acquisition LLC, a Delaware limited liability company (“Investor”), Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”), New Sally Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Alberto-Culver (“New Sally”), and Howard B. Bernick (“Bernick”).

WITNESSETH:

WHEREAS, concurrently herewith, Alberto-Culver, New Aristotle Company, a Delaware corporation, Sally Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Alberto-Culver (“Sally”), New Sally and Investor are entering into an Investment Agreement, dated as of the date hereof (as amended in accordance with its terms, the “Investment Agreement”) (All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Investment Agreement);

WHEREAS, concurrently herewith, Alberto-Culver is entering into the Separation Agreement, dated as of the date hereof, with the other parties thereto (the “Separation Agreement”);

WHEREAS, pursuant to the Investment Agreement and the Separation Agreement, Investor will purchase newly issued shares of New Sally Class A Common Stock pursuant to the Share Issuance and Alberto-Culver and New Sally will effect the other Transactions, including the Distributions;

WHEREAS, Bernick owns, beneficially or of record, certain shares of Alberto-Culver Common Stock (in an amount no less than 592,232 shares) (any such shares of Alberto-Culver Common Stock and any other shares of Alberto-Culver Common Stock of which Bernick acquires beneficial or record ownership after the date hereof and during the term of this Agreement, including all shares of New Sally Common Stock to be received by Bernick in the Alberto-Culver Merger, are, for so long as such shares are owned by Bernick, collectively referred to herein) as the “Bernick Shares”, provided that, for the avoidance of doubt, after the Closing, Bernick Shares shall mean shares of and equity interests in New Sally but shall not include any shares of or equity interests in New Alberto-Culver or any Subsidiary thereof) and certain options to purchase Alberto-Culver Common Stock (in an amount no less than 1,047,500) (such options and any other options to purchase Alberto-Culver Common Stock of which Bernick acquires beneficial or record ownership after the date hereof and until the Distributions Time (as defined in the Separation Agreement), the “Bernick Options”);

WHEREAS, as a condition to the willingness of Investor to enter into the Investment Agreement and to consummate the Share Issuance, Investor has required that Bernick enter into this Agreement; and

EXECUTION COPY

WHEREAS, in connection with the Transactions, it is the intention of the parties hereto that Alberto-Culver and New Sally are parties to this Agreement and beneficiaries of certain of the undertakings of Bernick set forth herein.

NOW, THEREFORE, to induce Investor to enter into, and in consideration of Investor’s entering into, the Investment Agreement, the parties agree as follows:

ARTICLE I

Covenants of Bernick

Section 1.01 Voting of Bernick Shares. Until the termination of this Agreement in accordance with Section 4.01, Bernick agrees as follows:

(a) At any meeting (whether annual or special, and whether or not a reconvened or adjourned meeting) of stockholders of Alberto-Culver, however called, to vote upon the Alberto-Culver Transaction Approval or any other transaction contemplated by the Investment Agreement, or in any other circumstances in which a vote or other approval with respect to the Alberto-Culver Transaction Approval or any other transaction contemplated thereby is sought, Bernick shall vote all of the Bernick Shares over which he has voting control in favor of the Alberto-Culver Transaction Approval and any other transaction contemplated by the Investment Agreement, as applicable, and shall vote all of the Bernick Shares over which he has voting control in favor of any other actions presented to stockholders of Alberto-Culver that are necessary or desirable in furtherance of the Alberto-Culver Transaction Approval or any other transactions contemplated by the Investment Agreement. The agreements set forth in the immediately preceding sentence shall equally apply if such approvals are sought by the solicitation of written consents.

(b) At any meeting of stockholders of Alberto-Culver (including a reconvened or adjourned meeting) or in any other circumstances in which Bernick’s vote, consent or other approval is sought, Bernick shall vote all of the Bernick Shares against (i) any Alberto-Culver Acquisition Proposal; or (ii) any amendment of Alberto-Culver’s certificate of incorporation or bylaws that is prohibited by the Investment Agreement or any other proposal, action or transaction involving Alberto-Culver or any of its Subsidiaries, which amendment or other proposal, action or transaction would reasonably be expected to in any manner impede, frustrate, prevent or nullify the Investment Agreement, the Alberto-Culver Transaction Approval, the other Transactions contemplated by the Investment Agreement or change in any manner the voting rights of any class of Alberto-Culver capital stock. Bernick further agrees not to commit or agree to take any action inconsistent with the foregoing.

EXECUTION COPY

(c) Notwithstanding anything to the contrary contained herein, if (i) the Board of Directors of Alberto-Culver shall not have made the Alberto-Culver Recommendation or (ii) the Board of Directors of Alberto-Culver or a committee thereof shall have made a Change in the Alberto-Culver Recommendation (or resolved or publicly proposed to take any such action described in clause (i) or (ii) of this paragraph), the obligations of Bernick under Sections 1.01(a) and (b) shall be suspended until such time, if any, as the Board of Directors of Alberto-Culver makes the Alberto-Culver Recommendation or reinstates the Alberto-Culver Recommendation, as the case may be, and, while such obligations are suspended, Bernick is not bound by such obligations and may take actions that are inconsistent therewith.

Section 1.02 Restrictions on Voting Arrangements and Transfer. From and after the date hereof and until the termination of this Agreement pursuant to Section 4.01, Bernick agrees that he will not (a) except for Permitted Transfers effected after the Closing, deposit any of the Bernick Shares into a voting trust, grant any proxies, enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, with respect to the Bernick Shares (other than as provided herein), or (b) except for Permitted Transfers (which Transfers are not restricted hereby), Transfer (or enter into any agreement, option, understanding, arrangement or “substantial negotiations” within the meaning of Treasury Regulation §1.355-7(h)(1) and -7(e), or any other arrangement with respect to the Transfer of) all or any part of the Bernick Shares, or (c) exercise any Bernick Options prior to the Distributions Time (as defined in the Separation Agreement) or otherwise directly or indirectly acquire (or enter into any agreement, option, understanding, arrangement or “substantial negotiations” within the meaning of Treasury Regulation §1.355-7(h)(1) and -7(e), or any other arrangement with respect to the acquisition of) any equity interests in Alberto-Culver (prior to the Closing) or in New Sally (after the Closing), except where such acquisition would constitute a Permitted Transfer. For purposes hereof, (i) ”Transfer” means to directly or indirectly: sell, buy, transfer, exchange, pledge, hypothecate, encumber, assign or otherwise dispose of (including by gift) or create any derivative or synthetic interest in, or take any other action treated as a transfer for U.S. federal income tax purposes, (ii) ”Code” means the Internal Revenue Code of 1986, as amended, and (iii) ”Permitted Transfer” means any Transfer of Bernick Shares to the extent that such Transfer (A) results from the death of any individual (including but not limited to, any pledge, hypothecation, or encumbrance that is part of a security arrangement in a typical lending transaction, where the arrangement is subject to commercial conditions and the proceeds of the loan are used directly or indirectly, in whole or substantial part, to fund costs or expenses that arose or increased as a result of the death of any individual), (B) is not taken into account by reason of Section 355(e)(3)(A) of the Code, or (C) is pursuant to a Buyout Transaction (as defined in the Stockholders Agreement) in which Investor disposes of some or all of its shares of New Sally Common Stock or which Investor has initiated and (iv) “Permitted Transferee” means a person to whom shares of Bernick Shares are Transferred in a Permitted

EXECUTION COPY

Transfer. Prior to commencing any action discussed in the first sentence of this Section 1.02, Bernick shall give Investor, Alberto-Culver and New Sally substantially concurrent written notice of such action (or in the case of a Transfer resulting from death, as soon as practicable) and all reasonably relevant details, including the identity of the Transferee, if known. Unless effected in accordance with and as permitted by this Agreement, no attempted Transfer, acquisition, deposit or other transaction discussed in the first sentence of this Section 1.02 shall be recognized or recorded by Alberto-Culver or New Sally, as the case may be, and Alberto-Culver or New Sally, as the case may be, shall instruct transfer agents and other third parties not to record or recognize any such purported transaction and shall recognize no rights of the purported Transferees or other parties to the purported transaction (provided that neither Alberto-Culver nor New Sally will issue a blanket stop transfer instruction); and any such purported transaction shall, to the fullest extent permitted by law, be null and void ab initio. Notwithstanding anything contained herein to the contrary, the restrictions in this Agreement shall terminate as to all Bernick Options and equity interests in Alberto-Culver, New Alberto-Culver or any Subsidiary thereof on the earlier of (a) the termination of the Investment Agreement and (b) the Distributions Time (as defined in the Separation Agreement).

Section 1.03 No Restraint on Officer or Director Action; Etc. Notwithstanding anything to the contrary herein, Investor hereby acknowledges and agrees that no provision in this Agreement shall limit or otherwise restrict Bernick with respect to any act or omission that Bernick may undertake or authorize in his capacity as a director, officer, trustee or other fiduciary of Alberto-Culver, any Subsidiary thereof or any foundation or employee benefit plan, including any vote that Bernick may make as a director of Alberto-Culver with respect to any matter presented to the Board of Directors of Alberto-Culver. The agreements set forth herein shall in no way restrict Bernick in the exercise of his duties as a director, officer, trustee or other fiduciary of Alberto-Culver, any Subsidiary thereof or any foundation or employee benefit plan. Bernick has executed this Agreement solely in his capacity as the record and/or beneficial owner of the Bernick Shares and Bernick Options and no action taken by Bernick in his capacity as a director, officer, trustee or other fiduciary of Alberto-Culver, any Subsidiary thereof or any foundation or employee benefit plan shall be deemed to constitute a breach of any provision of this Agreement.

Section 1.04 Confirmation of Voting. Bernick shall deliver a written notice to Investor confirming that he has voted or caused to be voted all of the Bernick Shares in accordance with Section 1.01 at each of the following times: (i) no later than 5:00 pm, Eastern time, on the day that is two Business Days prior to the date of the Alberto-Culver Stockholders Meeting and (ii) no later than 2 hours prior to the commencement of the Alberto-Culver Stockholders Meeting (but nothing contained in this Section 1.04 shall eliminate or limit the right of Bernick to rescind or change his vote if such action is consistent with Bernick’s obligations under the other Sections of this Agreement).

EXECUTION COPY

ARTICLE II

Representations and Warranties of Bernick

Bernick hereby represents and warrants to Investor, Alberto-Culver and New Sally that as of the date hereof:

Section 2.01 Organization; Authority; Execution and Delivery, Enforceability. Bernick has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by him. The execution and delivery by Bernick of this Agreement and the consummation by Bernick of the transactions contemplated hereby to be consummated by Bernick have been duly authorized by all necessary action on the part of Bernick. Bernick has duly executed and delivered this Agreement, and this Agreement constitutes Bernick’s legal, valid and binding obligation, enforceable against him in accordance with its terms.

Section 2.02 No Conflicts. The execution and delivery by Bernick of this Agreement do not, and the consummation by Bernick of the transactions contemplated hereby to be consummated by Bernick will not, conflict with, or result in any Violation under, any provision of any Contract to which Bernick is a party or by which any of his respective properties or assets is bound or (c) any Applicable Laws applicable to Bernick or his respective properties or assets.

Section 2.03 Ownership of Shares and Options. (a) Bernick is the beneficial owner and the owner of record of the Bernick Shares and Bernick Options, free and clear of any Lien (other than as created by this Agreement), (b) Bernick does not own, beneficially or of record, any shares of capital stock of Alberto-Culver or securities convertible into or exchangeable for shares of capital stock of Alberto-Culver, other than the Bernick Shares and the Bernick Options, (c) Bernick has the sole right and power to vote and dispose of the Bernick Shares, (d) there are no Contracts or arrangements of any kind, contingent or otherwise, obligating Bernick to Transfer, or cause to be Transferred, any of the Bernick Shares or Bernick Options or to acquire, or cause to be acquired, any equity interests in Alberto-Culver (prior to the Closing) or New Sally (after the Closing), and no Person has any contractual or other right or obligation to purchase or otherwise acquire any Bernick Shares, in each case other than Permitted Transfers and other Transfers that may occur after the Termination Time pursuant to the trust instruments of certain trusts, and, except with respect to Permitted Transfers, Bernick has not entered into an agreement, understanding, arrangement or “substantial negotiations” (other than in connection with the Agreement and Plan of Merger, dated as of January 10, 2006, among Alberto-Culver, Sally, Regis Corporation, Roger Merger, Inc. and Roger Merger Subco LLC) within the meaning of Treasury

EXECUTION COPY

Regulation §1.355-7(h)(1) in the two year period prior to the date hereof with respect to any such Transfer or acquisition and (e) none of the Bernick Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of any of the Bernick Shares.

Section 2.04 Reliance. Bernick understands and acknowledges that Investor is entering into the Investment Agreement in reliance upon such Bernick’s execution and delivery of this Agreement.

ARTICLE III

Assignment; Third Party Beneficiaries

Section 3.01 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Investor, Alberto-Culver or New Sally (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties hereto. If any Bernick Shares are Transferred by Bernick in a Permitted Transfer, the Transferee will be bound by the terms of this Agreement as are applicable to Bernick, such Bernick Shares shall remain Bernick Shares and Bernick will obtain, prior to such Transfer (except for Transfers resulting from death), the written agreement of such Transferee to be bound by the terms of this Agreement with respect to such Bernick Shares. Subject to the preceding sentences of this Section 3.01, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

ARTICLE IV

Termination

Section 4.01 Termination. This Agreement shall terminate, without further liability or obligation of any party, including liability for damages, (x) with respect to Sections 1.02 and 3.01, upon the first to occur of (a) the first anniversary of the Closing Date, (b) any date following the Closing on which (i) neither Bernick nor any Person whose stock is constructively owned by Bernick (or who constructively owns any Bernick Shares) pursuant to Treasury Regulation §1.355-7(h)(8) is a director of New Sally or is otherwise treated as actively participating in the management or operation of New Sally within the meaning of Treasury Regulation §1.355-7(h)(3)(i); provided that after the date of such termination until the first anniversary of the Closing Date neither Bernick nor any Person whose stock is constructively owned by Bernick (or who constructively owns any Bernick Shares) pursuant to Treasury Regulation §1.355-7(h)(8) becomes a director of New Sally or actively participates in the management or

EXECUTION COPY

operation of New Sally within the meaning of Treasury Regulation §1.355-7(h)(3)(i) and (ii) Bernick is not a “ten-percent shareholder” within the meaning of Treasury Regulation §1.355-7(h)(14), and (c) the termination of the Investment Agreement and (y) with respect to all other provisions of this Agreement, upon the first to occur of (a) the Closing Date and (b) the termination of the Investment Agreement (the time at which the first of such times/events occurs as to a particular Section of this Agreement, the “Termination Time” with respect to such Section). Notwithstanding the foregoing, the provisions of Section 5.02 shall survive termination and no party shall be relieved of liability for breach by it of any Section hereof prior to the Termination Time with respect thereto, nor shall termination relieve any party of liability for breach by it of Section 1.02, 2.03 or 3.01 occurring prior to the Termination Time with respect thereto. The foregoing is not intended to preclude any person from becoming a director of New Sally or actively participating in the management or operation of New Sally within the meaning of Treasury Regulation §1.355-7(h)(3)(i).

ARTICLE V

General Provisions

Section 5.01 Amendments to this Agreement; Amendments to the Investment Agreement. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by Bernick or Investor from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by Bernick and Investor and Alberto-Culver and New Sally, and any waiver shall be effective only in the specific instance and for the specific purpose for which it is given. Notwithstanding anything to the contrary in this Agreement, Bernick will not be required to comply with Sections 1.01 or 1.02 of this Agreement if the Investment Agreement is (except in accordance with the terms of the Investment Agreement (as the same exists on the date hereof)) amended (or a provision or condition of the Investment Agreement is waived) without the prior written consent of Bernick and such amendment or waiver (a) decreases the aggregate purchase price at which the Share Issuance is to be consummated or the amount of the Cash Distribution and (b) alters or modifies, or waives compliance with a covenant or condition contained in, Section 6.2 or 6.15 of the Investment Agreement and has an adverse effect on Bernick. Notwithstanding anything to the contrary in this Agreement, Bernick will not be required to comply with Section 1.02 of this Agreement if the Separation Agreement is amended (or a provision or condition of the Separation Agreement is waived) without the prior written consent of Bernick and such amendment or waiver changes the definition or timing of Distributions Time and has an adverse effect on Bernick.

Section 5.02 Disclosure. Bernick hereby consents to disclosure in the New Sally Prospectus and the Proxy Statement and in any Schedule 13D (or other filing required under the Securities Act or the Exchange Act) relating to this Agreement filed

EXECUTION COPY

by Investor (including, in each case, all documents and schedules filed with the SEC) of a general description of ownership of the Bernick Shares and the nature of the commitments, arrangements and understandings pursuant to this Agreement and the Stockholders Agreement; provided that, in advance of any such disclosure, Bernick or his representatives shall be afforded a reasonable opportunity to review and approve (not to be unreasonably withheld, conditioned or delayed) such disclosure. Except as otherwise required by Applicable Law, the NYSE or the SEC, Investor will not make any other disclosures regarding Bernick in any press release or otherwise without the prior written approval of Bernick (such approval not to be unreasonably withheld, conditioned or delayed); provided that, in advance of any such disclosure, Bernick shall be afforded a reasonable opportunity to review and approve (not to be unreasonably withheld, conditioned or delayed) such disclosure. Notwithstanding the foregoing, it will not be unreasonable if Bernick objects to disclosure of his specific name unless such disclosure is required by Applicable Law, the NYSE or the SEC.

Section 5.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the next Business Day following the date of dispatch if delivered by a recognized next-day courier service or (d) on the date of receipt if delivered by registered or certified mail, return receipt requested, postage prepaid to Investor in accordance with Section 9.2 of the Investment Agreement and (i) to Howard B. Bernick, c/o Michael A. Nemeroff, Vedder Price, 222 North LaSalle Street, Chicago, IL 60601, Facsimile No.: (312) 609-5005 and (ii) to Alberto-Culver Company, 2525 Armitage Avenue, Melrose Park, Illinois 60160.

Section 5.04 Interpretation. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 5.05 Waivers. Except as otherwise specifically provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision contained in this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision contained in this Agreement.

Section 5.06 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective

EXECUTION COPY

to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 5.07 No Survival. None of the representations, warranties or covenants in this Agreement or in any other document delivered pursuant to this Agreement shall survive the date this Agreement is terminated pursuant to Article IV (except that the provisions of Section 5.02 shall survive termination and except as otherwise provided in Section 4.01).

Section 5.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to the conflicts of law principles thereof).

Section 5.09 Submission to Jurisdiction; Waivers.

(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

(b) Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Applicable Laws, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HERETO FURTHER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH

EXECUTION COPY

PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

Section 5.10 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to pursue specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 5.11 Entire Agreement. This Agreement embodies the entire agreement and understanding of Bernick, Alberto-Culver, New Sally and Investor, and supersedes all prior agreements or understandings, with respect to the subject matter of this Agreement.

Section 5.12 Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 5.13 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures of the parties hereto.

[SIGNATURE PAGES TO FOLLOW]

Exhibit A

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date hereinabove written.

CDRS ACQUISITION LLC

By:	/s/ Richard J. Schnall
Name:	Richard J. Schnall
Title:	President

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President, General Counsel and Secretary

NEW SALLY HOLDINGS, INC.

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	President

/s/ Howard B. Bernick
Howard B. Bernick

A-1